EXHIBIT 4.1
AMENDMENT NO. 3
TO
AMENDED AND RESTATED RIGHTS AGREEMENT
OF
HOLLYWOOD MEDIA CORP.

This Amendment No. 3 (this “Amendment”), dated as of January 13, 2011, to the Amended and Restated Rights Agreement, dated as of August 23, 1996, as amended by Amendment No. 1, dated as of December 9, 2002, and Amendment No. 2, dated as of September 1, 2006 (the “Amended and Restated Rights Agreement”), is made by and between Hollywood Media Corp., a Florida corporation formerly known as Big Entertainment, Inc. (the “Company”), and American Stock Transfer & Trust Company, a corporation organized under the laws of the State of New York (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 26 of the Amended and Restated Rights Agreement, the Board of Directors of the Company has approved this Amendment No. 3 to the Amended and Restated Rights Agreement set forth below.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto hereby agree as follows:

FIRST:  Section 1(a) of the Amended and Restated Rights Agreement hereby is amended and restated to read in its entirety as follows:

“(a)  “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, is or becomes the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Voting Stock (as such term is hereinafter defined) of the Company then outstanding; provided, that, an Acquiring Person shall not include (i) an Exempt Person (as such term is hereinafter defined) or (ii) any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of an acquisition of Voting Stock by the Company which, by reducing the number of shares of Voting Stock of the Company outstanding, increases the percentage of Voting Stock of the Company Beneficially Owned by such Person to 15% or more of the Voting Stock of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Voting Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Voting Stock of the Company, then such Person shall be deemed to be an “Acquiring Person” if such Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the Voting Stock of the Company then outstanding after becoming the Beneficial Owner of such additional Voting Stock of the Company.  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person as promptly as practicable (as determined in good faith by the Board of Directors) divests or enters into an agreement with the Company to divest and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any voting power with respect to such shares except as provided in such agreement), a sufficient number of shares of the Voting Stock of the Company so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement.”

SECOND:  Section 1(k) of the Amended and Restated Rights Agreement hereby is amended and restated to read in its entirety as follows:

“(k)  “Exempt Person” shall mean (i) the Company, (ii) any Subsidiary of the Company or (iii) any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan.”

THIRD:  This Amendment shall be effective as of the date hereof.

FOURTH:  The undersigned officer of the Company hereby certifies to the Rights Agents by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Amended and Restated Rights Agreement.

FIFTH:  Except for the changes set forth herein, the provisions of the Amended and Restated Rights Agreement shall remain in full force and effect.

SIXTH:  This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Amended and Restated Rights Agreement to be duly executed as of the date first written above.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Vice President

[Signature page to Amendment No. 3 to Amended and Restated Rights Agreement]